Exhibit 10.10

EXECUTION VERSION

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into as of October 3, 2011, by and between Onex Partners Manager LP, a Delaware limited partnership (the “Consultant”), and JELD-WEN Holding, inc., an Oregon corporation (the “Company”).

RECITALS

A. The Company and their direct or indirect subsidiaries which receive the services performed by the Consultant, are hereinafter referred to as the “Clients”. The Consultant and the Company are hereinafter jointly referred to as the “Parties”.

B. Pursuant to that certain Amended and Restated Stock Purchase Agreement, dated as of July 29, 2011, by and among the Company, Onex Partners III LP, a Delaware limited partnership (“Onex”), and Onex Advisor III LLC, Onex Partners III GP LP, Onex Partners III PV LP, Onex Partners III Select LP, Onex US Principals LP, Onex Corporation, Onex American Holdings II LLC, BP EI LLC and 1597257 Ontario Inc. (collectively with Onex, the “Onex Investors”), and amended by Amendment No. 1 thereto on September 26, 2011 (as amended, the “Stock Purchase Agreement”) the Onex Investors will, upon the terms and subject to the conditions set forth in the Stock Purchase Agreement, purchase certain preferred stock and notes of the Company.

C. The Consultant is specifically skilled in corporate finance, strategic corporate planning and other advisory services.

D. Prior to the date hereof, the Consultant rendered substantial and valuable services to the Clients for the Company, including in connection with the Company’s debt financing.

E. The Clients wish to continue to use the Consultant’s special skills and advisory services in connection with their general business operations after the date hereof.

F. The Consultant is willing to make such skills available and to provide such services to the Clients on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Clients and the Consultant, intending to be legally bound, do hereby agree as follows:

1. Engagement. The Clients hereby engage the Consultant for the Term (as hereinafter defined) and upon the terms and conditions herein set forth to provide consulting and advisory services to the Clients and/or any of their subsidiaries, as the Consultant and the Clients shall mutually agree from time to time. These services will be in the field of financial and strategic corporate planning and such other areas as the Consultant and the Clients shall mutually agree. In consideration of the compensation to the Consultant herein specified, the Consultant accepts such engagement and agrees to perform the services specified herein.

2. Term. The engagement hereunder shall be for a term commencing on the date hereof and expiring on the tenth anniversary of the date hereof (the “Initial Term”). Upon expiration of the Initial Term, this Agreement shall automatically extend for successive periods of one year each, unless the Consultant or the Company shall give notice to the other at least 90 days prior to the end of the Initial Term (or any annual extension thereof) indicating that it does not intend to extend the term of this Agreement. The Initial Term, together with all such annual extensions of the Initial Term, is referred to herein as the “Term.” The Term shall automatically terminate at such time as when affiliates of the Consultant no longer hold any equity interest in the Company.

3. Services to be Performed. The Consultant shall devote reasonable time and efforts to the performance of the consulting and advisory services contemplated by this Agreement. However, no precise number of hours is to be devoted by the Consultant on a weekly or monthly basis. The Consultant may perform services under this Agreement directly, through its employees or agents, or with such outside consultants as the Consultant may engage for such purpose. Each Client acknowledges that such services to them will not be exclusive, and that the Consultant and its affiliates will render similar services to other persons and entities.

3.1 Information. The Clients shall furnish the Consultant with such information as is appropriate to its engagement hereunder (all such information so furnished being referred to herein as the “Information”). The Company recognizes and confirms that (a) the Consultant will use and rely primarily on Information provided by the Clients and on information available from generally recognized public sources in performing the services to be performed hereunder and (b) the Consultant does not assume responsibility of the accuracy or completeness of any such Information. The Consultant does not represent or warrant any results of the services provided hereunder.

3.2 Confidentiality. Except as required by applicable law or legal process, the Consultant shall hold in confidence all proprietary and confidential information of the Clients and/or any of their subsidiaries which may come into the Consultant’s possession as a result of its performance of services hereunder, exercising a degree of care in maintaining such confidence as is used by the Consultant to protect its own proprietary or confidential information that it does not wish to disclose. The Consultant shall use all reasonable efforts to ensure that its employees, agents and outside consultants similarly maintain the confidentiality of such proprietary and confidential information.

3.3 No Disclosure of Advice. Except as required by applicable law or legal process, no advice rendered by the Consultant pursuant to this Agreement, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without the Consultant’s and the Company’s prior written consent. In addition, except as required by applicable law or legal process, the Consultant’s role under this Agreement may not be otherwise referred to without its and the Company’s prior written consent.

4. Compensation; Expense Reimbursement.

4.1 Compensation. For and in consideration of providing the consulting and advisory services hereunder, the Consultant shall be paid a fee (hereinafter the “Fee”) for each calendar year equal to the greater of (x) the product of (i) $1,500,000 and (ii) the quotient obtained by dividing the Consumer Price Index for All Urban Consumers (CPI-U): U. S. City Average – All Items (“CPI-U”) for December in the immediately preceding calendar year by the CPI-U for December, 2010 or (y) $1,500,000; if the CPI-U ceases to be published or ceases to be published in a form comparable to the CPI-U for December, 2010, references in this sentence to the CPI-U shall be adjusted to be references to the most similar index published by the U.S Department of Labor. The Fee shall be payable quarterly in arrears on the last business day of March, June, September and December of each year commencing on September 30, 2011. In the event the Company is unable to pay the Fee due to restrictions contained in its outstanding revolving credit or term bank loans, the Fee shall not be paid, but shall accrue, until such payment is no longer restricted, at which time the accrued but unpaid Fee shall be paid to the Consultant. The Clients and/or any of their subsidiaries shall allocate the Fee among themselves according to the services received.

4.2 Additional Fees. If the Consultant is requested by the Company to perform services relating to activities outside the ordinary course of the Clients’ business, compensation for such services shall be mutually agreed to by the Company and the Consultant and require the approval of the Board of Directors of the Company.

5. Indemnification. In addition to their agreements and obligations under this Agreement, the Clients agree, jointly and severally, to indemnify and hold harmless the Consultant and its affiliates, officers, directors, stockholders, partners, members, employees and agents (collectively, the “Indemnitees”) from and against any and all claims, liabilities, losses and damages or actions, suits or proceedings in respect thereof (collectively, the “Obligations”), as and when incurred by the Indemnitees, in any way related to or arising out of the performance by the Consultant of services under this Agreement, and to reimburse the Indemnitees for reasonable out-of-pocket legal and other expenses (“Expenses”) as and when incurred by any of them in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the Consultant’s performance under this Agreement (whether or not such Indemnitee is a named party in such proceeding); provided, however, that the Clients shall not be responsible under this Section 6 for any Obligations or Expenses incurred by an Indemnitee to the extent that it is finally judicially determined (in an action in which such Indemnitee is a party) to result primarily from actions taken by such Indemnitee due to such Indemnitee’s gross negligence or willful misconduct. Without limitation to the foregoing, in no event shall any Indemnitee have any liability, including, without limitation, liability for any Obligations or Expenses in contract, tort or otherwise, to the Company in connection with this Agreement, the Consultant’s engagement hereunder or the matters contemplated hereby, except to the extent that any such liability is finally judicially determined (in an action in which such Indemnitee is a party) to have resulted primarily from such party’s gross negligence or willful misconduct; nor shall any Indemnitee have liability for lost profits or other consequential, incidental, indirect, special or punitive damages or for any amount in excess of the fees collected by it hereunder.

6. Third-Party Beneficiaries. All Indemnitees not signatory to this Agreement are intended beneficiaries of Section 6 of this Agreement.

7. Notice. Any notice or other communication required or permitted to be given or made under this Agreement by one Party to the other shall be deemed to have been duly given or made when delivered, if personally delivered, when transmitted, if sent by confirmed facsimile transmission, or when actually received, if sent by mail, to the Party at the following addresses (or at such other address as shall be given in writing by one Party to the other):

(i)	If to the Consultant, addressed to it at:

Onex Partners Manager LP
712 Fifth Avenue
New York, New York 10019
Attention:	Mr. Anthony Munk and
Ms. Susan Soenderop

Facsimile Nos.:	(212) 582-0909 and
(416) 362-6803

with a copy (which shall not constitute notice) to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention:	Joel I. Greenberg, Esq. and
Thomas Yadlon, Esq.

Facsimile No.:	(212) 836-8211

(ii)	If to the Company, addressed to the Company at:

JELD-WEN Holding, inc.

3250 Lake Point Blvd.

Klamath Falls, Oregon 97601

Attention: Mr. David G. Stork

Facsimile No.:	(541) 885-7447

8. Modifications. This Agreement constitutes the entire agreement among the Parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the Parties.

9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but may not be assigned by any Party without the prior written consent of the other Parties hereto, except that the Consultant may assign its rights and obligations hereunder to its affiliates without the Clients’ prior written consent.

10. Captions. Captions have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision and shall not affect the validity of any other provision.

11. Governing Law; Jurisdiction; Service of Process. This Agreement shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the Parties in the courts of the State of New York, or if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of New York.

12. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

13. Counterparts. This Agreement may be executed in several counterparts each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement of the date first above written.

ONEX PARTNERS MANAGER LP

By:	Onex Partners Manager GP ULC, its General Partner

	By:	/s/ Joshua Hausman
		Name:	Joshua Hausman
		Title:	Vice President

	By:	/s/ Donald F. West
		Name:	Donald F. West
		Title:	Vice President and Secretary

JELD-WEN HOLDING, INC.

	By:	/s/ Ronald L. Saxton
		Name:	Ronald L. Saxton
		Title:	Executive Vice President and Secretary

SIGNATURE PAGE — CONSULTING AGREEMENT